Exhibit 23.4

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Amendment No. 3 to the Registration Statement on Form S-1 of PQ Group Holdings Inc. of our report dated March 21, 2017 relating to the financial statements of Zeolyst International, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, PA

September 1, 2017